Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2022 SECOND QUARTER RESULTS

--Results Meaningfully Exceed Expectations—

--Record Second Quarter EPS--

--Revenue and Earnings Accelerate and Continue to Exceed Pre-Pandemic Levels--

Second Quarter Fiscal 2022 Financial Summary

•	Net sales increased 42% from last year to $555 million
•	Net sales increased 14% over the second quarter two years ago with stores open about 97% of days
•	GAAP operating income increased 336% over second quarter two years ago
•	Non-GAAP operating income increased 346% over second quarter two years ago
•	E-commerce sales increased 97% from second quarter two years ago
•	GAAP EPS from continuing operations increased to $0.74 vs. ($1.33) last year and $0.05 two years ago
•	Non-GAAP EPS from continuing operations increased to $1.051 vs. ($1.23) last year and $0.15 two years ago

NASHVILLE, Tenn., Sept. 2, 2021 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $0.74 for the three months ended July 31, 2021, compared to a loss from continuing operations per diluted share of ($1.33) in the second quarter last year and earnings from continuing operations of $0.05 per diluted share two years ago.  Adjusted for the Excluded Items in all periods, the Company reported second quarter earnings from continuing operations per diluted share of $1.05, compared to a loss from continuing operations per diluted share of ($1.23) last year and earnings from continuing operations of $0.15 per diluted share two years ago.

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “We delivered outstanding second quarter results highlighted by record second quarter profitability for our footwear businesses that far exceeded our expectations. Following a very strong start to Fiscal 2022, our top-line accelerated even further ahead of pre-pandemic levels fueled by robust full-priced selling, as our merchandise offerings, exceptional service and differentiated shopping experiences continue to resonate strongly with consumers. Our outperformance was driven by better than anticipated results across the board with all businesses exceeding pre-pandemic profits. The levels at which the Company performed during the first half of the year following a challenging Fiscal 2021 reflect the strong competitive positions of our retail and branded concepts and the positive transformation we are driving through our footwear focused strategy. Turning to the current quarter, we have been pleased with our results to date as sales tracked ahead of pre-pandemic levels in August, and we are several weeks into the all-important back-to-school selling season.

_____________________

1Excludes professional fees related to the actions of a shareholder activist, retail store asset impairments and expenses related to the Company’s new headquarters building, partially offset by an insurance gain, net of tax effect in the second quarter of Fiscal 2022 (“Excluded Items”).  A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings/loss and earnings/loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

“Our exceptional year-to-date performance reinforces our confidence in the strategic course we have set for the Company.  Our footwear focused strategy is working and is delivering results. Our opportunity to unlock value in Genesco is to further accelerate the digital and omnichannel potential in our retail business and to meaningfully grow our branded side.  In addition, the pandemic has provided us the real opportunity to transform our business at a faster pace, as we deliver improved growth and operating margins. With a strong balance sheet, we believe we are well positioned to further invest in this growth while also returning capital to our shareholders going forward.”

Thomas A. George, Genesco interim chief financial officer, commented, “We were very pleased that the second quarter marked an acceleration in the sequential improvement of our operating results since the onset of the pandemic. With much stronger revenue, higher gross margins, and well managed expenses, operating income far surpassed last year’s levels and the second quarter Fiscal 2020 two years ago, delivering record second quarter adjusted EPS of $1.05 compared to $0.15 in Fiscal 2020.”

Store Re-Opening Update

As of August 31, 2021, the Company is operating substantially all locations.

Second Quarter Review

Net sales for the second quarter of Fiscal 2022 increased 42% to $555 million from $391 million in the second quarter of Fiscal 2021 and increased 14% from $487 million in the second quarter of Fiscal 2020. The sales increase from Fiscal 2020 was driven by a 97% increase in e-commerce sales and increased wholesale sales, with store sales just under Fiscal 2020 levels. As a result of store closures in response to the COVID-19 pandemic and the Company’s policy of removing any store closed for seven consecutive days from comparable sales, the Company has not included second quarter comparable sales for this year or last year, except for comparable direct sales, as it feels that overall sales is a more meaningful metric for these periods. Comparable direct sales for the second quarter of Fiscal 2022 were down 23% compared to up 144% for the second quarter of Fiscal 2021, and up 20% compared to the second quarter of Fiscal 2020.

Overall sales for the second quarter this year compared to the second quarter of Fiscal 2021 were up 25% at Journeys, up 48% at Schuh, up 154% at Johnston & Murphy and up 122% at Licensed Brands. Overall sales compared to the second quarter of Fiscal 2020 were up 10% at Journeys, up 15% at Schuh and up 260% at Licensed Brands, partially offset by a 9% decrease in Johnston & Murphy sales.

            Second quarter gross margin this year was 49.1%, up 640 basis points, compared with 42.7% last year and up 50 basis points compared with 48.6% in the second quarter of Fiscal 2020. The increase as a percentage of sales as compared to Fiscal 2020 is due primarily to higher full price selling at Journeys, partially offset by a mix shift towards Licensed Brands and higher shipping and warehouse expense in our retail businesses driven by the increase in penetration of e-commerce as compared to Fiscal 2020.

Adjusted selling and administrative expense for the second quarter this year decreased 270 basis points as a percentage of sales compared with last year and decreased 230 basis points compared with the second quarter of Fiscal 2020.  The decrease from Fiscal 2020 is due primarily to reduced occupancy expense as well as reduced selling salaries, partially offset by increased performance-based compensation expense driven by improved profitability and increased marketing expenses. The reduction in occupancy expense is driven by the U.K. government property tax relief program and benefits from our ongoing lease cost initiative.

Genesco’s GAAP operating income for the second quarter was $12.9 million, or 2.3% of sales this year, compared with an operating loss of $(22.0) million, or (5.6)% of sales last year, and an operating income of $3.0 million, or 0.6% of sales in the second quarter of Fiscal 2020.  Adjusted for the Excluded

Items in all periods, operating income for the second quarter was $21.1 million this year compared to an operating loss of $(20.9) million last year and an operating income of $4.7 million in the second quarter of Fiscal 2020. Adjusted operating margin was 3.8% of sales in the second quarter of Fiscal 2022, (5.3)% last year and 1.0% in the second quarter of Fiscal 2020.

The effective tax rate for the quarter was 11.1% in Fiscal 2022 compared to 20.3% last year and 70.7% in the second quarter of Fiscal 2020.  The adjusted effective tax rate, reflecting Excluded Items, was 25.1% in the second quarter of Fiscal 2022 compared to 23.0% last year and 45.2% in the second quarter of Fiscal 2020.  The higher adjusted effective tax rate for this year as compared to last year reflects the inability to recognize a tax benefit for certain foreign losses and a higher mix of earnings in jurisdictions where the Company generates taxable income.

GAAP earnings from continuing operations were $10.9 million in the second quarter of Fiscal 2022, compared to a loss from continuing operations of $(18.9) million in the second quarter last year and earnings from continuing operations of $0.8 million in the second quarter of Fiscal 2020.  Adjusted for the Excluded Items in all periods, second quarter earnings from continuing operations were $15.3 million, or $1.05 per share, in Fiscal 2022, compared to a loss from continuing operations of $(17.4) million, or ($1.23) loss per share, last year and earnings from continuing operations of $2.5 million, or $0.15 per share, in the second quarter of Fiscal 2020.

Cash, Borrowings and Inventory

Cash and cash equivalents at July 31, 2021, were $304.0 million, compared with $299.1 million at August 1, 2020.  Total debt at the end of the second quarter of Fiscal 2022 was $20.0 million compared with $210.9 million at the end of last year’s second quarter reflecting increased borrowings in the second quarter last year as a result of the COVID-19 pandemic.  Inventories decreased 11% in the second quarter of Fiscal 2022 on a year-over-year basis and decreased 27% versus the second quarter of Fiscal 2020.

Capital Expenditures and Store Activity

For the second quarter, capital expenditures were $8 million, related primarily to digital and omnichannel initiatives.  Depreciation and amortization was $11 million.  During the quarter, the Company opened three stores and closed eight stores.  The Company ended the quarter with 1,439 stores compared with 1,476 stores at the end of the second quarter last year, or a decrease of 3%.  Square footage was down 2% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the second quarter of Fiscal 2022.  The Company currently has $90 million remaining on the $100 million board authorization from September 2019.

Fiscal 2022 Outlook

Due to the continued uncertainty in the overall economy driven by the COVID-19 pandemic, specifically the spread of the Delta variant, the Company is not providing guidance at this time, but will provide commentary on its outlook for the coming quarter in its prepared remarks on today’s earnings call.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of second quarter results on its website, www.genesco.com, in the investor relations section.  The Company's live conference call on September 2, 2021, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding the performance outlook for the Company, expectations with respect to returning capital to shareholders and all other statements not addressing solely historical facts or present conditions.  Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “should,” “optimistic” and similar terminology.  Actual results could vary materially from the expectations reflected in these statements.  A number of factors could cause differences.  These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, additional store closures due to COVID-19 and expected timing for store reopenings, weakness in store and shopping mall traffic, timing of in person back-to-work and back-to-school and sales with respect thereto, expectations regarding the COVID-19 vaccine rollout and acceptance, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores.  Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons.  Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company.  Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com.  Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict.  Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Forward-looking statements reflect the expectations of the Company at the time they are made.  The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retail and branded company, sells footwear and accessories in more than 1,435 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company’s environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial ContactsGenesco Inc. Media Contact

Thomas A. GeorgeClaire S. McCall

(615) 367-7465/tgeorge@genesco.com(615) 367-8283/cmccall@genesco.com

Dave Slater

(615) 367-7604/dslater@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 2		Quarter 2
	July 31, 2021	% of Net Sales	August 1, 2020	% of Net Sales
Net sales	$555,183	100.0%	$391,217	100.0%
Cost of sales	282,661	50.9%	224,217	57.3%
Gross margin	272,522	49.1%	167,000	42.7%
Selling and administrative expenses	252,551	45.5%	187,261	47.9%
Asset impairments and other, net	7,070	1.3%	1,733	0.4%
Operating income (loss)	12,901	2.3%	(21,994)	-5.6%
Other components of net periodic benefit cost (income)	56	0.0%	(182)	0.0%
Interest expense, net	617	0.1%	1,918	0.5%
Earnings (loss) from continuing operations before income taxes	12,228	2.2%	(23,730)	-6.1%
Income tax expense (benefit)	1,354	0.2%	(4,806)	-1.2%
Earnings (loss) from continuing operations	10,874	2.0%	(18,924)	-4.8%
Gain (loss) from discontinued operations, net of tax	63	0.0%	(112)	0.0%
Net Earnings (Loss)	$10,937	2.0%	$(19,036)	-4.9%
Basic earnings (loss) per share:
Before discontinued operations	$0.76		$(1.33)
Net earnings (loss)	$0.76		$(1.34)
Diluted earnings (loss) per share:
Before discontinued operations	$0.74		$(1.33)
Net earnings (loss)	$0.75		$(1.34)
Weighted-average shares outstanding:
Basic	14,339		14,179
Diluted	14,611		14,179

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Six Months Ended		Six Months Ended
	July 31, 2021	% of Net Sales	August 1, 2020	% of Net Sales
Net sales	$1,093,878	100.0%	$670,449	100.0%
Cost of sales	563,694	51.5%	383,305	57.2%
Gross margin	530,184	48.5%	287,144	42.8%
Selling and administrative expenses	492,016	45.0%	376,303	56.1%
Goodwill impairment	—	0.0%	79,259	11.8%
Asset impairments and other, net	9,740	0.9%	9,594	1.4%
Operating income (loss)	28,428	2.6%	(178,012)	-26.6%
Other components of net periodic benefit cost (income)	17	0.0%	(306)	0.0%
Interest expense, net	1,346	0.1%	2,774	0.4%
Earnings (loss) from continuing operations before income taxes	27,065	2.5%	(180,480)	-26.9%
Income tax expense (benefit)	7,297	0.7%	(26,932)	-4.0%
Earnings (loss) from continuing operations	19,768	1.8%	(153,548)	-22.9%
Gain (loss) from discontinued operations, net of tax	47	0.0%	(265)	0.0%
Net Earnings (Loss)	$19,815	1.8%	$(153,813)	-22.9%
Basic earnings (loss) per share:
Before discontinued operations	$1.38		$(10.86)
Net earnings (loss)	$1.38		$(10.87)
Diluted earnings (loss) per share:
Before discontinued operations	$1.35		$(10.86)
Net earnings (loss)	$1.35		$(10.87)
Weighted-average shares outstanding:
Basic	14,313		14,145
Diluted	14,657		14,145

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 2		Quarter 2
	July 31, 2021	% of Net Sales	August 1, 2020	% of Net Sales
Sales:
Journeys Group	$346,275	62.4%	$276,631	70.7%
Schuh Group	106,079	19.1%	71,732	18.3%
Johnston & Murphy Group	61,159	11.0%	24,097	6.2%
Licensed Brands	41,670	7.5%	18,757	4.8%
Net Sales	$555,183	100.0%	$391,217	100.0%
Operating Income (Loss):
Journeys Group	$30,368	8.8%	$10,160	3.7%
Schuh Group	3,623	3.4%	(6,838)	-9.5%
Johnston & Murphy Group	3,951	6.5%	(18,243)	-75.7%
Licensed Brands	991	2.4%	(1,222)	-6.5%
Corporate and Other(1)	(26,032)	-4.7%	(5,851)	-1.5%
Operating income (loss)	12,901	2.3%	(21,994)	-5.6%
Other components of net periodic benefit cost (income)	56	0.0%	(182)	0.0%
Interest, net	617	0.1%	1,918	0.5%
Earnings (loss) from continuing operations before income taxes	12,228	2.2%	(23,730)	-6.1%
Income tax expense (benefit)	1,354	0.2%	(4,806)	-1.2%
Earnings (loss) from continuing operations	10,874	2.0%	(18,924)	-4.8%
Gain (loss) from discontinued operations, net of tax	63	0.0%	(112)	0.0%
Net Earnings (Loss)	$10,937	2.0%	$(19,036)	-4.9%

(1)

Includes a $7.0 million charge in the second quarter of Fiscal 2022 which includes $6.2 million for professional fees related to the actions of a shareholder activist and $1.4 million for retail store asset impairments, partially offset by a $0.6 million insurance gain.   Includes a $1.7 million charge in the second quarter of Fiscal 2021 for retail store asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Six Months Ended		Six Months Ended
	July 31, 2021	% of Net Sales	August 1, 2020	% of Net Sales
Sales:
Journeys Group	$722,823	66.1%	$445,556	66.5%
Schuh Group	174,790	16.0%	118,897	17.7%
Johnston & Murphy Group	109,921	10.0%	62,946	9.4%
Licensed Brands	86,344	7.9%	43,050	6.4%
Net Sales	$1,093,878	100.0%	$670,449	100.0%
Operating Income (Loss):
Journeys Group	$63,492	8.8%	$(26,923)	-6.0%
Schuh Group	(224)	-0.1%	(21,924)	-18.4%
Johnston & Murphy Group	771	0.7%	(27,827)	-44.2%
Licensed Brands	3,552	4.1%	(3,723)	-8.6%
Corporate and Other(1)	(39,163)	-3.6%	(18,356)	-2.7%
Goodwill Impairment	—	0.0%	(79,259)	-11.8%
Operating income (loss)	28,428	2.6%	(178,012)	-26.6%
Other components of net periodic benefit cost (income)	17	0.0%	(306)	0.0%
Interest, net	1,346	0.1%	2,774	0.4%
Earnings (loss) from continuing operations before income taxes	27,065	2.5%	(180,480)	-26.9%
Income tax expense (benefit)	7,297	0.7%	(26,932)	-4.0%
Earnings (loss) from continuing operations	19,768	1.8%	(153,548)	-22.9%
Gain (loss) from discontinued operations, net of tax	47	0.0%	(265)	0.0%
Net Earnings (Loss)	$19,815	1.8%	$(153,813)	-22.9%

(1)

Includes a $9.7 million charge in the first six months of Fiscal 2022 which includes $8.5 million for professional fees related to the actions of a shareholder activist and $1.8 million for retail store asset impairments, partially offset by a $0.6 million insurance gain.   Includes a $9.6 million charge in the first six months of Fiscal 2021 which includes a $5.3 million charge for trademark impairment and a $4.7 million charge for retail store asset impairments, partially offset by a $0.4 million gain for the release of an earnout related to the Togast acquisition.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	July 31, 2021	August 1, 2020
Assets
Cash and cash equivalents	$304,039	$299,144
Accounts receivable	31,872	54,793
Inventories	326,477	365,267
Other current assets (1)	91,554	58,454
Total current assets	753,942	777,658
Property and equipment	202,711	220,458
Operating lease right of use assets	610,188	670,323
Goodwill and other intangibles	69,850	67,939
Other non-current assets	21,929	33,650
Total Assets	$1,658,620	$1,770,028

Liabilities and Equity
Accounts payable	$186,593	$178,541
Current portion long-term debt	—	24,860
Current portion operating lease liabilities	156,562	199,392
Other current liabilities	134,407	88,047
Total current liabilities	477,562	490,840
Long-term debt	20,022	186,049
Long-term operating lease liabilities	524,857	593,723
Other long-term liabilities	48,082	38,552
Equity	588,097	460,864
Total Liabilities and Equity	$1,658,620	$1,770,028

(1)	Includes prepaid income taxes of $60.8 million at July 31, 2021.

GENESCO INC.

Store Count Activity

	Balance 02/01/20	Open	Close	Balance 01/30/21	Open	Close	Balance 07/31/21
Journeys Group	1,171	8	20	1,159	3	20	1,142
Schuh Group	129	1	7	123	0	0	123
Johnston & Murphy Group	180	4	6	178	1	5	174
Total Retail Units	1,480	13	33	1,460	4	25	1,439

GENESCO INC.

Store Count Activity

	Balance 05/01/21	Open	Close	Balance 07/31/21
Journeys Group	1,143	3	4	1,142
Schuh Group	123	0	0	123
Johnston & Murphy Group	178	0	4	174
Total Retail Units	1,444	3	8	1,439

GENESCO INC.

Comparable Sales (1)

	Quarter 2		Six Months
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Comparable Direct Sales	-23%	144%	3%	105%

(1)

As a result of store closures in response to the COVID-19 pandemic and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company has not included comparable sales for the second quarter and six months this year and last year, except for comparable direct sales, as it felt that overall sales was a more meaningful metric during these periods.

GENESCO INC.

COVID-19 Related Items

Decrease (Increase) to Pretax Earnings

(in thousands)

(Unaudited)

	Quarter 2		Six Months
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Goodwill impairment	$—	$—	$—	$79,259
Incremental retail store asset impairment (1)	—	1,002	—	3,736
Trademark impairment (1)	—	—	—	5,260
Release of Togast earnout (1)	—	—	—	(441)
Excess inventory (2)	(1,826)	2,469	(1,826)	4,277
Non-productive compensation (3) and (4)	(917)	1,443	(200)	4,688
UK property tax relief (3)	(3,126)	(3,934)	(7,801)	(5,489)
Other governmental relief (3) and (5)	(1,163)	—	(4,387)	—
Rent abatements and temporary rent concessions (3) and (6)	(2,426)	—	(8,574)	—
Incremental bad debt reserve (3)	—	643	—	3,065
Other (3)	—	1,092	—	894
Total COVID-19 Related Items	$(9,458)	$2,715	$(22,788)	$95,249

(1)	Included in asset impairments and other, net on the Condensed Consolidated Statements of Operations.
(2)

Estimated impact of COVID-19 upon permanent markdowns and inventory markdown reserves as well as sell through of inventory previously reserved.  Included in cost of sales on the Condensed Consolidated Statements of Operations.

(3)	Included in selling and administrative expenses on the Condensed Consolidated Statements of Operations.
(4)	Certain compensation paid to furloughed workers and commission based associates, net of the CARES Act, UK, ROI and Canadian government relief.
(5)	Includes UK and ROI Relief Grants and Canadian rent subsidy.
(6)	Estimated impact of abatements and temporary rent savings agreements that are being recognized when executed if they pertain to a prior period.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended July 31, 2021, August 1, 2020 and August 3, 2019

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 2
	July 31, 2021			August 1, 2020			August 3, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$10,874	$0.74		$(18,924)	$(1.33)		$793	$0.05
Asset impairments and other adjustments:
Retail store asset impairment charges	$1,410	1,200	0.08	$1,733	1,313	0.09	$731	451	0.03
Professional fees related to the actions of a shareholder activist	6,238	4,393	0.30	—	—	0.00	—	—	0.00
Expenses related to new HQ building	1,157	813	0.06	—	—	0.00	—	—	0.00
Insurance gain	(578)	(408)	(0.03)	—	—	0.00	—	—	0.00
Change in vacation policy	—	—	0.00	(616)	(463)	(0.03)	—	—	0.00
Loss on lease terminations	—	—	0.00	—	—	0.00	1,044	717	0.04
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	—	2	0.00
Total asset impairments and other adjustments	$8,227	5,998	0.41	$1,117	850	0.06	$1,775	1,170	0.07
Income tax expense adjustments:
Tax impact share based awards		(1,747)	(0.12)		1,129	0.08		(54)	0.00
Other tax items		196	0.02		(471)	(0.04)		547	0.03
Total income tax expense adjustments		(1,551)	(0.10)		658	0.04		493	0.03
Adjusted earnings (loss) from continuing operations (1) and (2)		$15,321	$1.05		$(17,416)	$(1.23)		$2,456	$0.15

(1)   The adjusted tax rate for the second quarter of Fiscal 2022, 2021 and 2020 is 25.1%, 23.0% and 45.2%, respectively.

(2)

EPS reflects 14.6 million, 14.2 million and 16.0 million share count for the second quarter of Fiscal 2022, 2021 and 2020, respectively, which includes common stock equivalents in the second quarter of Fiscal 2022 and Fiscal 2020 and excludes common stock equivalents in the second quarter of Fiscal 2021 due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Three Months Ended July 31, 2021, August 1, 2020 and August 3, 2019

	Quarter 2 - July 31, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$30,368	$—	$30,368
Schuh Group	3,623	—	3,623
Johnston & Murphy Group	3,951	—	3,951
Licensed Brands	991	—	991
Corporate and Other	(26,032)	8,227	(17,805)
Total Operating Income	$12,901	$8,227	$21,128
% of sales	2.3%		3.8%

	Quarter 2 - August 1, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$10,160	$(263)	$9,897
Schuh Group	(6,838)	—	(6,838)
Johnston & Murphy Group	(18,243)	(96)	(18,339)
Licensed Brands	(1,222)	(39)	(1,261)
Corporate and Other	(5,851)	1,515	(4,336)
Total Operating Loss	$(21,994)	$1,117	$(20,877)
% of sales	-5.6%		-5.3%

	Quarter 2 - August 3, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$11,329	$—	$11,329
Schuh Group	39	—	39
Johnston & Murphy Group	1,518	—	1,518
Licensed Brands	(251)	—	(251)
Corporate and Other	(9,673)	1,775	(7,898)
Total Operating Income	$2,962	$1,775	$4,737
% of sales	0.6%		1.0%

	Quarter 2
In Thousands	July 31, 2021	August 1, 2020	August 3, 2019
Selling and administrative expenses, as reported	$252,551	$187,261	$231,796

Expenses related to new HQ building	(1,157)	—	—
Change in vacation policy	—	616	—
Total adjustments	(1,157)	616	—
Adjusted selling and administrative expenses	251,394	187,877	231,796
% of sales	45.3%	48.0%	47.6%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Six Months Ended July 31, 2021, August 1, 2020 and August 3, 2019

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Six Months Ended
	July 31, 2021			August 1, 2020			August 3, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$19,768	$1.35		$(153,548)	$(10.86)		$7,263	$0.43
Asset impairments and other adjustments:
Retail store asset impairment charges	$1,824	1,526	0.10	$4,775	3,541	0.25	$1,038	663	0.04
Professional fees related to the actions of a shareholder activist	8,494	5,993	0.41	—	—	0.00	—	—	0.00
Expenses related to new HQ building	1,754	1,237	0.09	—	—	0.00	—	—	0.00
Insurance gain	(578)	(408)	(0.03)	—	—	0.00	—	—	0.00
Trademark impairment	—	—	0.00	5,260	5,153	0.36	—	—	0.00
Goodwill impairment	—	—	0.00	79,259	79,259	5.60	—	—	0.00
Release Togast earnout	—	—	0.00	(441)	(323)	(0.02)	—	—	0.00
Change in vacation policy	—	—	0.00	(1,232)	(914)	(0.06)	—	—	0.00
Loss on lease terminations	—	—	0.00	—	—	0.00	44	28	0.00
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	(38)	(24)	0.00
Total asset impairments and other adjustments	$11,494	8,348	0.57	$87,621	86,716	6.13	$1,044	667	0.04
Income tax expense adjustments:
Tax impact share based awards		(1,747)	(0.12)		1,129	0.08		(54)	0.00
Other tax items		596	0.04		(3,161)	(0.22)		489	0.02
Total income tax expense adjustments		(1,151)	(0.08)		(2,032)	(0.14)		435	0.02
Adjusted earnings (loss) from continuing operations (1) and (2)		$26,965	$1.84		$(68,864)	$(4.87)		$8,365	$0.49

(1)	The adjusted tax rate for the first six months of Fiscal 2022, 2021 and 2020 is 30.1%, 25.8% and 36.1%, respectively.

(2)

EPS reflects 14.7 million, 14.1 million and 16.9 million share count for the first six months of Fiscal 2022, 2021 and 2020, respectively, which includes common stock equivalents in the first six months of Fiscal 2022 and Fiscal 2020 and excludes common stock equivalents in the first six months of Fiscal 2021 due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Six Months Ended July 31, 2021, August 1, 2020 and August 3, 2019

	Six Months July 31, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$63,492	$—	$63,492
Schuh Group	(224)	—	(224)
Johnston & Murphy Group	771	—	771
Licensed Brands	3,552	—	3,552
Corporate and Other	(39,163)	11,494	(27,669)
Total Operating Income	$28,428	$11,494	$39,922
% of sales	2.6%		3.6%

	Six Months August 1, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(26,923)	$(526)	$(27,449)
Schuh Group	(21,924)	—	(21,924)
Johnston & Murphy Group	(27,827)	(192)	(28,019)
Licensed Brands	(3,723)	(78)	(3,801)
Goodwill Impairment	(79,259)	79,259	—
Corporate and Other	(18,356)	9,158	(9,198)
Total Operating Loss	$(178,012)	$87,621	$(90,391)
% of sales	-26.6%		-13.5%

	Six Months August 3, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$30,305	$—	$30,305
Schuh Group	(5,389)	—	(5,389)
Johnston & Murphy Group	6,624	—	6,624
Licensed Brands	178	—	178
Corporate and Other	(19,672)	1,044	(18,628)
Total Operating Income	$12,046	$1,044	$13,090
% of sales	1.2%		1.3%

	Six Months
In Thousands	July 31, 2021	August 1, 2020	August 3, 2019
Selling and administrative expenses, as reported	$492,016	$376,303	$468,351

Expenses related to new HQ building	(1,754)	—	—
Change in vacation policy	—	1,232	—
Total adjustments	(1,754)	1,232	—
Adjusted selling and administrative expenses	490,262	377,535	468,351
% of sales	44.8%	56.3%	47.7%